Exhibit 5

May 25, 2004

The Laclede Group, Inc.

720 Olive Street

St. Louis, Missouri 63101

Re: SEC Registration Statement on Form S-3 (File No. 333-86722)

Ladies and Gentlemen:

I serve as in-house counsel for The Laclede Group, Inc., a Missouri corporation (the “Company”). I refer to the opinion of Thompson Coburn LLP dated April 19, 2002 addressed to the Company with respect to $500,000,000 in aggregate amount of securities, including common stock, par value $1.00 per share (including associated preferred share purchase rights; such common stock and the associated rights being hereafter collectively referred to as the “Common Stock”), registered under the Securities Act of 1933, as amended, on the Company’s Registration Statement on Form S-3 (File No. 333-86722), which became effective May 6, 2002 (the “Registration Statement”). This opinion is supplemental to that April 19, 2002 opinion.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the prospectus, dated May 6, 2002 forming a part of the Registration Statement, as supplemented by a prospectus supplement, dated May 25, 2004 (collectively the “Prospectus”), relating to the offer and sale of 1,500,000 shares of Common Stock, and up to an additional 225,000 shares of Common Stock which may be issued upon the exercise of an over-allotment option granted to the underwriters as described in the Prospectus (collectively, the “Shares”), and (iii) such other instruments, certificates, records and documents, and such matters of law, as I have considered necessary or appropriate for the purposes hereof.

Based on the foregoing, subject to the limitations and qualifications contained in this opinion, I am of the opinion that:

1.	The Company is a corporation validly organized and existing under the laws of the State of Missouri.

2.	When the Shares have been sold pursuant to the underwriting agreement described in the Prospectus, they will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the use of my name and the making of the statements with respect to me in the Registration Statement and the related prospectus supplement, dated May 25, 2004.

Very truly yours,

/S/    MARY C. KULLMAN